Exhibit 107 Calculation of Filing Fee Table Form S-8 (Form Type) Physicians Realty Trust (Exact Name of Registrant as Specified in its Charter) Table 1: Newly Registered Securities Security Type Security Class Title Fee Calculation Rule Amount Registered (1) Proposed Maximum Offering Price Per Unit Maximum aggregate offering price Fee Rate Amount of registration fee Equity Common Shares, $0.01 par value per share Other 4,000,000 (2) $14.37 (3) $57,480,000 0.00011020 $6,334.30 Equity Common Shares, $0.01 par value per share Other 400,000 (4) $14.37 (3) $5,748,000 0.00011020 $633.43 Total Offering Amounts $63,228,000 $6,967.73 Total Fee Offsets $0.00 Net Fee Due $6,967.73 (1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of the Registrant that become issuable under the plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected that results in an increase in the number of outstanding shares of common stock of the Registrant. (2) Represents 4,000,000 additional Common Shares that may be offered under the Registrant’s Amended and Restated 2013 Equity Incentive Plan. (3) Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Registrant’s common shares as reported on the New York Stock Exchange on April 28, 2023. (4) Represents 400,000 additional Common Shares that may be offered under the Registrant’s Amended and Restated 2015 Employee Stock Purchase Plan.